Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

July 25, 2019

2nd Quarter 2019 Earnings per Diluted Share

Up 4% at Cass Information Systems, Inc.

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2019 earnings of $.52 per diluted share, an increase of 4% from the $.50 per diluted share it earned in the second quarter of 2018. Net income for the period was $7.7 million, compared to $7.5 million in 2018.

	2nd Quarter		% Change	YTD		% Change
	2019	2018		2019	2018
Transportation Invoice Volume	9.2 million	9.6 million	(4.2)	18.2 million	18.8 million	(3.4)
Transportation Dollar Volume	$7.1 billion	$7.2 billion	(0.7)	$14.1 billion	$14.0 billion	1.0
Facility Expense Transaction Volume*	6.9 million	7.2 million	(3.9)	13.9 million	14.3 million	(2.8)
Facility Expense Dollar Volume*	$3.7 billion	$3.2 billion	15.4	$7.4 billion	$6.7 billion	10.2
Revenues	$39.4 million	$36.4 million	8.3	$77.8 million	$72.3 million	7.5
Net Income	$7.7 million	$7.5 million	2.3	$15.8 million	$15.6 million	1.6
Diluted Earnings per Share	$.52	$.50	4.0	$1.08	$1.05	2.9

*Includes Energy, Telecom and Waste

2019 2nd Quarter Recap

Second quarter revenue increased a healthy 8% with net income up 2%. Factors continuing to influence performance were an expanding customer base; the development and deployment of new revenue-generating services; and higher interest rates. The positive bottom-line results were achieved despite significant on-going investment in technology and infrastructure to support global expansion and future service growth.

Transportation invoice volume declined 4% as a historically robust second quarter in 2018 created a challenging comparison in 2019. Additionally, a softening carrier market contributed to a 1% decline in transportation dollar volume.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume was up a stout 15% due to significantly increased “spend” by several major clients plus contributions from new customers. Facility expense transactions volume decreased 4% as the mix of customers, particularly in telecom expense management, changed from a relatively high transaction/low dollar to a relatively low transaction/high dollar average customer. Actual customer counts increased for the quarter.

Consolidated operating expenses were $2.5 million (9%) higher as Cass continued to invest in the technology and staff required to win and support new business.

“It is our firm belief that the investments we have made and continue to make will enable Cass to seize upon growth opportunities we see emerging in the months and years ahead,” stated Eric H. Brunngraber, Cass chairman and chief executive officer.

2019 Diluted Earnings per Share Up 3% at Six-Month Mark

For the six-month period ended June 30, 2019, Cass earned $1.08 per diluted share, an increase of 3% from the $1.05 per diluted share it earned in the same period in 2018. Net income was $15.8 million, compared to $15.6 million in 2018. Revenues rose 7%, from $72.3 million in 2018 to $77.8 million in 2019.

Consolidated operating expenses were up 9%, or $4.8 million, due to increased business and the strategic investments previously cited.

Cash Dividend Declared

On July 23, 2019, the company’s board of directors declared a third quarter dividend of $.26 per share payable September 13, 2019 to shareholders of record September 3, 2019. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2018.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2019 and 2018:

	Quarter Ended June 30, 2019	Quarter Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Transportation Invoice Volume	9,222	9,628	18,170	18,819
Transportation Dollar Volume	$7,121,202	$7,172,171	$14,106,975	$13,962,918
Facility Expense Transaction Volume	6,892	7,169	13,886	14,290
Facility Expense Dollar Volume	$3,733,075	$3,233,769	$7,350,503	$6,671,972
Payment and Processing Fees	$26,852	$25,221	$53,309	$50,048
Net Investment Income	12,022	10,719	23,379	21,328
Gain (Loss) on Sales of Securities	8	(55)	19	(42)
Other	512	474	1,057	1,008

Total Revenues	$39,394	$36,359	$77,764	$72,342

Personnel	$22,803	$21,589	$45,080	$41,971
Occupancy	998	925	1,957	1,779
Equipment	1,552	1,408	3,021	2,716
Other	4,618	3,541	8,375	7,179

Total Operating Expenses	$29,971	$27,463	$58,433	$53,645

Income from Operations before Income Taxes	$9,423	$8,896	$19,331	$18,697
Income Tax Expense	1,739	1,387	3,484	3,096

Net Income	$7,684	$7,509	$15,847	$15,601

Basic Earnings per Share	$.53	$.51	$1.10	$1.06

Diluted Earnings per Share	$.52	$.50	$1.08	$1.05

Average Earning Assets	$1,430,982	$1,348,188	$1,434,778	$1,379,393
Net Interest Margin	3.52%	3.37%	3.47%	3.31%
Allowance for Loan Losses to Loans	1.33%	1.43%	1.33%	1.43%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$—	$—	$250	$—